Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL 2013

•                  Revenue Increased 12% to $197 Million

•                  Adjusted EBITDA Increased 32%

•                  EPS Increased to $0.15 per Share from a Loss of $(0.21) per Share

SOUTH JORDAN, UTAH, JULY 30, 2013 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its third quarter of fiscal 2013.

Third Quarter Highlights

•                  Light building products revenue increased 21% and Adjusted EBITDA increased 26%

•                  Heavy construction materials revenue increased 1% and Adjusted EBITDA increased 7%

•                  Operating income and income from continuing operations improved 46% and 353%, respectively

•                  Repaid $24.3 million of convertible debt, reducing our February 2014 debt maturity to $15.6 million and maintained over $40 million of cash on hand

•                  Negotiated two new HCAT™ technology agreements with cash generation expected to begin in the second half of calendar year 2014

CEO Commentary

“Our light building products segment continued to deliver top line growth due to strong demand in our stone and block product categories, driven by new residential construction and a strong economy in the Texas market. Siding accessories and heavy construction materials were impacted by a slow start to the construction season in the upper Midwest and New England markets, due in part to cool weather conditions. On a combined basis, we made excellent progress towards increasing our Adjusted EBITDA by driving top line growth, improving margins, and controlling costs,” said Kirk A. Benson, Chairman and Chief Executive Officer.  “As the construction season in the northern areas of the country accelerates through the September quarter, we expect improved performance in our heavy construction materials segment and continued growth in light building products.

“We collected $3.5 million in bond replacements and deferred purchase price related to the sale of our coal cleaning business. We anticipate continued cash collections over the next several years. Headwaters’ remaining energy business, HCAT, has negotiated two new technology agreements and is positioned for increases in EBITDA and cash flow towards the second half of calendar 2014.”

Third Quarter Summary

Headwaters’ third quarter 2013 revenue increased by 12% to $197.0 million from $175.6 million for the third quarter of 2012. Revenue from our newly acquired trim board product line was approximately $10.2 million during the quarter. Gross profit also increased by 12%, to $58.5 million, compared to $52.4 million in the third quarter of 2012. Operating income improved 46%, from $15.9 million in 2012 to $23.2 million in 2013, and Adjusted EBITDA increased by 32%.

Income from continuing operations was $9.3 million, or $0.13 per diluted share, for the third quarter of 2013, compared to income of $2.0 million, or $0.03 per diluted share, for the third quarter of 2012. Net income including discontinued operations was $11.0 million, or $0.15 per diluted share, for the third quarter of 2013, compared to a net loss of $(13.0) million, or $(0.21) per diluted share, for the third quarter of 2012.  Our earnings per share was impacted by $5.3  million amortization of intangibles associated with acquisitions.

Third Quarter Business Segment Highlights

Business Segment	2013 Revenue	2013 Adjusted EBITDA	2013 Adjusted EBITDA Margin	2012 Adjusted EBITDA Margin
Light Building Products	$118.0 million	$26.0 million	22.0%	21.3%
Heavy Construction Materials	$75.1 million	$16.1 million	21.4%	20.1%

Business Segment	2013 Operating Income	2012 Operating Income	2013 Operating Income Margin	2012 Operating Income Margin
Light Building Products	$15.5 million	$12.0 million	13.1%	12.4%
Heavy Construction Materials	$12.8 million	$11.8 million	17.0%	15.8%

Nine Months Ended June 30, 2013

Our total revenue for the nine months ended June 30, 2013 was $487.6 million, up 10% from $442.7 million for 2012. Gross profit increased 8%, from $118.4 million in 2012 to $128.2 million in 2013. Operating income increased 52% from $18.5 million in 2012 to $28.1 million in 2013, and the loss from continuing operations decreased from $(29.5) million, or a diluted loss per share of $(0.48) in 2012, to a loss of $(4.9) million, or $(0.07) per diluted share, in 2013. The net loss including discontinued operations decreased from $(57.3) million, or a diluted loss per share of $(0.94) in 2012, to a net loss of $(3.1) million, or $(0.05) per diluted share, in 2013.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Third quarter 2013 revenues in the light building products segment increased $20.9 million, or 21%, to $118.0 million. While all major product lines experienced revenue growth, the strongest growth was in our block product category, primarily because of the strength of the Texas economy and positive demographic changes leading to an increase in school construction. Our stone product category benefitted from the ongoing rebound in new residential housing and grew consistent with its exposure to new housing. Cold and wet weather conditions slowed construction activity in the Northeast and North Central regions, reducing growth in siding accessories, including our new trim board product. We continue to see soft repair and remodel end markets, but feel confident that our exposure to repair and remodel will provide a significant opportunity for growth as the end market improves.

Third quarter 2013 gross profit increased by 17% from $30.6 million to $35.9 million, and operating income increased by 29% to $15.5 million from $12.0 million in 2012.  Gross margin decreased slightly to 30.4% in 2013 due largely to product mix. Adjusted EBITDA for the third quarter of 2013 was $26.0 million compared to $20.7 million in 2012, an increase of 26%.  Our operating income and Adjusted EBITDA margins improved in the quarter, but the strong margin improvement associated with stone product growth was offset by a shift in our revenue mix favoring two of our lower-margin product lines, trim board and block. We believe there is opportunity for margin improvement over the next year in both trim board and block, along with future revenue growth in both product lines.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Third quarter 2013 revenues in the heavy construction materials segment increased by 1% to $75.1 million, compared to $74.7 million for 2012.  Revenue from new service contracts and the effect of price increases in 2013 offset the impact of decreased shipments of high quality fly ash and the loss of a service contract. The decrease in fly ash shipments was primarily due to adverse weather conditions, primarily in the upper Midwest and Northeast. CCP service revenue as a percent of total segment revenue is normally lower in the June and September quarters, primarily due to seasonality, and represented approximately 25% of total revenue for the June 2013 quarter, compared to 28% for the 2012 fiscal year and 33% for the first half of fiscal 2013.

Gross profit increased by 3% to $20.5 million in the third quarter of 2013, compared to $19.9 million in 2012, and gross margin increased by 70 basis points to 27.3%. Operating income was $12.8 million in 2013 compared to $11.8 million in 2012, and Adjusted EBITDA was $16.1 million compared to $15.0 million. The increases in gross profit, operating income, and Adjusted EBITDA in 2013 were primarily due to cost reductions and operational efficiencies.

EPA Update

We continue to be encouraged by the U.S. EPA statement that the alignment of new water standards with proposed CCP disposal rules “could provide strong support for a conclusion that regulation of [coal combustion products] under RCRA Subtitle D would be adequate.”  We look forward to the EPA developing appropriate regulations over the next twelve months consistent with its current thinking that Subtitle D may be adequate to regulate fly ash disposal.

Recently, the U.S. House of Representatives passed H.R. 2218, the “Coal Residuals Reuse and Management Act of 2013”, again demonstrating strong bi-partisan support with 39 Democrats supporting the legislation.  We believe that the House bill adequately protects human health and the environment and meets all reasonable standards necessary for the safe disposal of coal combustion products.  Importantly, the White House suggested areas in which the bill could be strengthened, but was otherwise generally supportive of the legislation. In the next several months, we anticipate that a Senate version of the House bill will be developed.

Both the regulatory approach contemplated by the EPA and the legislative approach passed in the House will be supportive of beneficial use of fly ash.  We anticipate an ultimate positive conclusion to the issue surrounding the disposal of fly ash.

Energy Technology Segment

For the third quarter of 2013, revenue from continuing operations in our energy segment was $3.9 million compared to $3.7 million in 2012. Adjusted EBITDA was $0.3 million in 2013 compared to $(0.6) million in 2012.

We believe that there is an opportunity for shareholder value creation in our remaining energy asset as we add new HCAT customers. HCAT is a proprietary technology that uses a liquid catalyst precursor to facilitate hydrogen transfer within the most difficult to upgrade, bottom-of-the-barrel feedstocks, enabling refiners to increase conversion or throughput, and/or utilize less expensive opportunity crudes. HCAT is recognized in the industry as a proven technology based on continued operations at our initial customer location for over three years. Our customer treats approximately 42,000 barrels per day with HCAT. We are pleased to report the negotiation of two new HCAT technology agreements in July. Upon completion of trial periods and client acceptance, the two new agreements could result in the application of HCAT to an additional 50,000 barrels per day.

We have also entered into a joint marketing agreement with Axens, a leading global petrochemical technology company, to market HCAT to certain existing and planned ebulated bed facilities.  Including planned construction of new ebulated bed units, over the past three years the total potential market for HCAT has nearly doubled, from 500,000 to nearly 1,000,000 barrels per day.

Discontinued Operations

We recorded income from discontinued operations in 2013 of $1.8 million, which included an income tax benefit of $2.7 million and a $1.0 million gain associated with receipt of contingent sales proceeds, partially offset by valuation reserves associated with certain assets. In 2012, we recorded a loss from discontinued operations of $15.1 million, which included an impairment loss of $13.0 million.

Income Taxes

For fiscal year 2013, Headwaters currently expects to record income taxes at an effective rate of approximately 18%, due to state income taxes in certain jurisdictions and a small amount of deferred federal income tax. Headwaters is not recognizing income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income from operations.  As future income from operations becomes more certain, it is anticipated that the benefits associated with our NOL and tax credits will be recorded.  Headwaters currently has a pre-tax NOL in the amount of $201.6 million and unused tax credits of $24.7 million, both of which can be carried forward for up to 20 years.

Outlook

“We continue our debt reduction strategy, repaying over $24 million of debt in the quarter and reducing our 2014 debt maturity to $15.6 million. We are entering the positive period of our annual cash flow cycle with a cash balance of $40 million and we expect that cash flow from operations will remain strong. Subsequent to our 2014 maturity, our next debt maturity of $50 million in 2016 follows three full cash flow cycles, including 2013,” said Don P. Newman, Headwaters’ Chief Financial Officer. “After adjusting for compensation tied to stock price, our trailing twelve months Adjusted EBITDA at the end of the June quarter improved to $111.0 million, an increase of $12.2 million from $98.8 million a year ago. And we anticipate a strong quarter to finish the year.

“Despite a slow start to the construction season and limited recovery in the repair and remodel end market, we continue to expect our Adjusted EBITDA from continuing operations in 2013, excluding the impact from stock price changes, to be in the range of $110 to $125 million, depending on end markets and cost inflation for the remainder of the fiscal year.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, and goodwill and other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA does not include any results for Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2012	6/30/2013	6/30/2012	6/30/2013
Income from continuing operations	$2.0	$9.3	$(29.5)	$(4.9)
Blue Flint	0.0	0.0	6.3	0.0
Net interest expense	16.0	11.1	42.0	32.7
Income taxes	(2.0)	2.9	1.8	0.6
Depreciation, amortization, and stock-based compensation	13.0	14.3	40.1	40.7
Restructuring costs	0.0	0.0	2.2	0.0
Thames bankruptcy	0.0	0.0	1.0	0.0
Gain on early debt repayments	(0.3)	0.0	(2.3)	0.0
Kleer acquisition-related costs and adjustments	0.0	0.3	0.0	1.8
Adjusted EBITDA	28.7	37.9	61.6	70.9
Effect of incentive compensation tied to stock price movement	2.3	(0.3)	5.5	4.5
Adjusted EBITDA, after eliminating effect of incentive compensation tied to stock price movement	$31.0	$37.6	$67.1	$75.4

Adjusted EBITDA by segment
Light building products	$20.7	$26.0	$43.7	$49.5
Heavy construction materials	15.0	16.1	34.7	33.8
Energy technology	(0.6)	0.3	(1.9)	0.3
Corporate	(6.4)	(4.5)	(14.9)	(12.7)
Adjusted EBITDA	$28.7	$37.9	$61.6	$70.9

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2012	6/30/2013	6/30/2012	6/30/2013
Operating income	$12.0	$15.5	$14.9	$19.9
Other income (expense)	(0.2)	0.0	(0.4)	0.2
Depreciation, amortization, and stock-based compensation	8.9	10.2	27.0	28.5
Restructuring costs	0.0	0.0	2.2	0.0
Kleer acquisition-related costs and adjustments	0.0	0.3	0.0	0.9
Adjusted EBITDA	$20.7	$26.0	$43.7	$49.5

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2012	6/30/2013	6/30/2012	6/30/2013
Operating income	$11.8	$12.8	$23.4	$24.1
Depreciation, amortization, and stock-based compensation	3.2	3.3	10.3	9.7
Thames bankruptcy	0.0	0.0	1.0	0.0
Adjusted EBITDA	$15.0	$16.1	$34.7	$33.8

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2012	6/30/2013	6/30/2012	6/30/2013
Operating income (loss)	$(1.2)	$(0.3)	$(3.9)	$(1.4)
Other income (expense)	0.0	0.0	(6.1)	0.0
Blue Flint	0.0	0.0	6.3	0.0
Depreciation, amortization, and stock-based compensation	0.6	0.6	1.8	1.7
Adjusted EBITDA	$(0.6)	$0.3	$(1.9)	$0.3

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2011	9/30/2012	6/30/2013
Loss from continuing operations	$(133.9)	$(26.5)	$(1.9)
Blue Flint	(4.7)	6.3	0.0
Net interest expense	126.2	52.7	43.4
Income taxes	(0.2)	0.7	(0.5)
Depreciation, amortization, and stock-based compensation	57.3	53.2	53.8
Litigation settlement / accrual	15.0	0.0	0.0
Restructuring costs	18.0	2.2	0.0
Thames bankruptcy	0.0	1.0	0.0
Gain on early debt repayments	0.0	(2.4)	(0.1)
Write-off of R&D joint venture	0.0	3.2	3.2
Kleer acquisition-related costs and adjustments	0.0	0.0	1.8
TTM Adjusted EBITDA	77.7	90.4	99.7
Effect of incentive compensation tied to stock price movement	(1.1)	12.3	11.3
Adjusted EBITDA, after eliminating effect of incentive compensation tied to stock price movement	$76.6	$102.7	$111.0

TTM Adjusted EBITDA by Segment

Light building products	$39.6	$63.3	$69.1
Heavy construction materials	46.2	54.8	53.8
Energy technology	2.5	(3.6)	(1.3)
Corporate	(10.6)	(24.1)	(21.9)
TTM Adjusted EBITDA	$77.7	$90.4	$99.7

Liquidity and Long-term Debt

The components of our long-term debt (net of discounts) as of June 30, 2013, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	15.1	2.50%	February 2014
	49.4	8.75%	February 2016
Total	$464.5

During the June 2013 quarter, we repaid $24.3 million of the 2.50% convertible notes, recognizing accelerated expense for debt discount and debt issue costs plus a small premium totaling approximately $1.3 million. We had $40.5 million of cash on hand at June 30, 2013 and total liquidity of $87.8 million, which includes the impact of providing $22.7 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 6, 2013  by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4632543.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, results from the sale of coal cleaning assets, the development, commercialization, and financing of new products and technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, anticipated benefits from the sale of coal cleaning assets, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  In some cases, words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help to identify such forward-looking statements.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2013	2012	2013
Revenue:
Light building products	$97,164	$118,035	$244,809	$279,501
Heavy construction materials	74,728	75,114	189,105	197,286
Energy technology	3,729	3,881	8,766	10,804
Total revenue	175,621	197,030	442,680	487,591

Cost of revenue:
Light building products	66,558	82,096	176,501	202,723
Heavy construction materials	54,863	54,642	143,341	151,622
Energy technology	1,842	1,787	4,473	5,085
Total cost of revenue	123,263	138,525	324,315	359,430

Gross profit	52,358	58,505	118,365	128,161

Operating expenses:
Amortization	4,936	5,319	15,739	15,543
Research and development	2,280	1,786	5,750	5,209
Selling, general and administrative	29,212	28,215	76,186	79,308
Restructuring costs	0	0	2,145	0
Total operating expenses	36,428	35,320	99,820	100,060

Operating income	15,930	23,185	18,545	28,101

Net interest expense	(15,975)	(11,111)	(41,958)	(32,722)
Other income (expense), net	57	24	(4,253)	262

Income (loss) from continuing operations before income taxes	12	12,098	(27,666)	(4,359)

Income tax benefit (provision)	2,030	(2,850)	(1,800)	(550)

Income (loss) from continuing operations	2,042	9,248	(29,466)	(4,909)

Income (loss) from discontinued operations, net of income taxes	(15,078)	1,768	(27,876)	1,793

Net income (loss)	$(13,036)	$11,016	$(57,342)	$(3,116)

Basic and diluted income (loss) per share:
From continuing operations	$0.03	$0.13	$(0.48)	$(0.07)
From discontinued operations	(0.24)	0.02	(0.46)	0.02
	$(0.21)	$0.15	$(0.94)	$(0.05)
Weighted average shares outstanding:
Basic	60,931	72,892	60,871	69,195

Diluted	61,425	74,139	60,871	69,195

Operating income (loss) by segment:
Light building products	$12,011	$15,509	$14,892	$19,971
Heavy construction materials	11,766	12,823	23,390	24,096
Energy technology	(1,174)	(339)	(3,881)	(1,462)
Corporate	(6,673)	(4,808)	(15,856)	(14,504)
Total	$15,930	$23,185	$18,545	$28,101

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2012	2013
Assets:
Current assets:
Cash and cash equivalents	$53,782	$40,490
Trade receivables, net	102,006	103,767
Inventories	31,588	42,448
Other	27,320	25,071
Total current assets	214,696	211,776

Property, plant and equipment, net	159,706	160,347
Intangible assets, net	143,911	149,390
Goodwill	116,671	132,176
Other assets	45,953	38,922

Total assets	$680,937	$692,611

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$17,477	$18,921
Accrued liabilities	123,691	98,236
Current portion of long-term debt	0	15,090
Total current liabilities	141,168	132,247

Long-term debt	500,539	449,380
Income taxes	22,079	21,292
Other long-term liabilities	20,280	16,104
Total liabilities	684,066	619,023

Stockholders’ equity:
Common stock - par value	61	73
Capital in excess of par value	640,047	720,161
Retained earnings (accumulated deficit)	(643,109)	(646,225)
Treasury stock	(128)	(421)
Total stockholders’ equity	(3,129)	73,588

Total liabilities and stockholders’ equity	$680,937	$692,611